EX-99.h.3.a

FIRST AMENDMENT
TO
CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

THIS AMENDMENT, dated as of November 12, 2009, entered into by and among EGA Emerging Global Shares Trust, a Delaware statutory trust (“CLIENT”), and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, modifies the Chief Compliance Officer Services Agreement, dated as of April 17, 2009, by and between CLIENT and ALPS (the “Agreement”).

WITNESSETH:

WHEREAS, pursuant to the Agreement, ALPS provides a chief compliance officer and certain compliance services described in the Agreement to CLIENT, on behalf of its existing portfolios; and

 WHEREAS, the parties wish to update the list of portfolios for which ALPS will provide services under the Agreement to include recently created portfolios.

 NOW THEREFORE, in consideration of their mutual promises, the parties agree to amend the Agreement, effective November 12, 2009, as follows:

The list of portfolios identified as portfolios of CLIENT for which ALPSprovides services under the Agreement is updated to include the followingportfolios:
Emerging Global Shares INDXX India Infrastructure Index Fund
Emerging Global Shares INDXX China Infrastructure Index Fund
Emerging Global Shares INDXX Brazil Infrastructure Index Fund
Emerging Global Shares INDXX India Mid Cap Index Fund
Emerging Global Shares INDXX China Mid Cap Index Fund
Emerging Global Shares INDXX Brazil Mid Cap Index Fund

Except to the extent modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first above written.

EGA Emerging Global Shares Trust	ALPS Fund Services, Inc.

By: ___________________________ Name: Robert C. Holderith Title: President	By: ______________________________ Name: Jeremy O. May Title: President